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                                                                   Exhibit 99.1
PRESS RELEASE
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FOR IMMEDIATE RELEASE

                        IPC HOLDINGS PROVIDES UPDATE OF
                ESTIMATED CATASTROPHE LOSSES FROM 2005 HURRICANES

PEMBROKE, BERMUDA, January 23rd 2006. IPC Holdings, Ltd. (NASDAQ: IPCR) today provided an update on the impact of hurricanes Katrina, Rita and Wilma on its 2005 results. Based upon current analysis which has been updated using additional information provided by ceding companies, IPC expects the aggregate net impact from Katrina and Rita to be approximately $744 million, after taking into account reinstatement premiums. This represents a change of approximately 4% to the Company's previous estimate of a net impact of approximately $716 million. The majority of the increase has resulted from changes to estimated losses for hurricane Rita. In addition, the Company also provided further information with respect to Hurricane Wilma, the net impact of which is now estimated to be approximately $105 million, after reinstatement premiums.

These amounts are subject to revision as additional information becomes available to us. We currently anticipate the release of our earnings for the fourth quarter and year ended December 31st, 2005 after the close of trading on February 21st, 2006, and will be holding a conference call to discuss the results at 8:30 a.m. Eastern Time on February 22nd, 2006. The call will be webcast on the Internet and can be accessed via the Company's website, www.ipcre.bm.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," "expects" and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiaries, IPCRe Limited or IPCRe Europe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.


IPC Holdings, Ltd., through its wholly-owned subsidiaries IPCRe Limited and IPCRe Europe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

     CONTACT:  Jim Bryce, President and Chief Executive Officer or
               John Weale, Senior Vice President and Chief Financial Officer

               Telephone:  441-298-5100

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